Exhibit (h)(2)

September 17, 2010

Wells Fargo Securities, LLC

375 Park Avenue

New York, New York 10152

Wells Fargo Advisors, LLC

1 North Jefferson Avenue

St. Louis, Missouri 63103-0000

Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, New York 10036

UBS Securities LLC

299 Park Avenue

New York, New York 10281

Re:	Amendment No. 1 to the Additional Compensation Agreement (the “Agreement”), dated February 24, 2004, between ING Clarion Real Estate Securities, L.P. (“ING CRES”), A.G. Edwards & Sons, Inc., UBS Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC (collectively, the “Underwriters”)

Dear Sirs,

Our firm retained the Underwriters under the above-referenced Agreement to provide after market support services designed to maintain visibility and attractiveness of the ING Clarion Global Real Estate Income Fund (the “Trust”) in the investor community.

Effective October 1, 2009, the Trust acquired the ING Clarion Real Estate Income Trust, as to which certain of the Underwriters provided similar services. Effective October 1, 2008, A.G. Edwards, Inc., the parent company of A.G. Edwards & Sons, Inc., was acquired by Wachovia Corporation. Later, a majority of the business assets of A.G. Edwards & Sons were contributed to Wells Fargo Advisors, LLC (f/k/a Wachovia Securities, LLC) and all rights and obligations of A.G. Edwards & Sons, Inc. under the Agreement were assigned to Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC).

Accordingly, the Underwriters and ING CRES hereby amend the Agreement as follows:

1.	Existing Schedule I of the Agreement is deleted in its entirety and replaced with the revised Schedule I attached hereto.

2.	The second sentence of Section 1 shall be revised to read: “The Sponsor agrees to pay Certain Underwriters a fee (collectively, the “Service Fees”) at an aggregate rate of 0.15% per annum of 89.37% of the Trust’s Managed Assets (as defined in Section 3(b) hereof); provided, however, that such payments for any year shall not, in the aggregate, exceed the “Maximum Service Fees Amount” (as defined in Section 4 hereof); and provided, further, that such payments for any year shall not, in the aggregate, exceed 11.545% of the advisory fees received by the Sponsor from the Fund in such year plus fee waivers agreed to by the Sponsor as of the date hereof.”

3.	Section 3(a) shall be revised to read: “The Sponsor shall pay the Service Fees, payable in arrears at the end of each calendar quarter, as follows: to each Certain Underwriter, Service Fees in an amount equal to such Certain Underwriter’s Pro Rata Percentage multiplied by the lesser of (i) 0.0375% of 89.37% of the Trust’s Managed Assets for such quarter or (ii) 11.545% of the advisory fees received by Sponsor for such quarter plus fee waivers agreed to by Sponsor as of the date hereof.”

The Underwriters acknowledge that ING CRES’ name has been changed to ING Clarion Real Estate Securities, LLC. All references to A.G. Edwards & Sons, Inc. shall be changed to Wells Fargo Securities, LLC.

The terms of this Amendment shall be effective retroactive to October 1, 2009. Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect.

If the foregoing is in accordance with your understanding of the agreement between us, please indicate your approval by signing and returning a copy of this letter to us.

Very truly yours,

ING CLARION REAL ESTATE SECURITIES, LLC

By:	/s/ David J. Makowicz
Name:	David J. Makowicz
Title:	COO

ACCEPTED AND AGREED:

WELLS FARGO SECURITIES, LLC

By:	/s/ Michael W Cummings
Name:	Michael W Cummings
Title:	Managing Director
Date:	9-29-10

WELLS FARGO ADVISORS, LLC

By:	/s/ Eric Hauser
Name:	Eric Hauser
Title:	First Vice President
Date:	9/30/10

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Mark Kahn
Name:	Mark Kahn
Title:	MD
Date:	10/19/10

UBS SECURITIES, LLC

By:	/s/ John Key
Name:	John Key
Title:	Managing Director
Date:	10/5/10

By:	/s/ Melanie Krebs
Name:	Melanie Krebs
Title:	Director
Date:	10/5/10

EXHIBIT

Schedule I

Note: Effective October 1, 2009, the ING Global Real Estate Income Fund (the “Trust” or “IGR”) acquired the ING Clarion Real Estate Income Fund (“IIA”).

Each Certain Underwriter will be paid a Service Fee based on the two separate pools specified below, which now comprise the Trust’s Managed Assets: (i) Legacy IIA Assets and (ii) Legacy IGR Assets.

Each Certain Underwriter’s Pro Rata Percentage has been calculated based on a fixed ‘proration’ determined as of October 1, 2009, the effective date of the acquisition of IIA by IGR (the “Effective Date”), as follows:

IIA Net Asset Value on Effective Date	$88,459,235	10.63%
IGR Net Asset Value on Effective Date	$744,017,503	89.37%

Pro Raia Percentage - Legacy IIA Assets

Name of Certain Underwriter	Pro Rata Percentage
Wells Fargo Securities, LLC (1)	59% (of 10.63% of Managed Assets)
Merrill Lynch, Pierce, Fenner & Smith Incorporated	41% (of 10.63% of Managed Assets)

Pro Rate Percentage - Legacy IGR Assets

Name of Certain Underwriter	Pro Rata Percentage
Wells Fargo Securities, LLC (1)	28.20% (of 89.37% of Managed Assets)
Merrill Lynch, Pierce, Fenner & Smith Incorporated	19.6% (of 89.37% of Managed Assets)
UBS Securities, LLC	25.4% (of 89.37% of Managed Assets)
Sub-total	73.2%*

The Service Fee on Legacy IGR Assets remains subject to the limit set forth in Section 3 (a) of the Agreement.

Explanatory Notes

(1) Formerly A.G. Edwards & Sons, Inc. and Wachovia Capital Markets, LLC

*Percentages do not add to 100%.